Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 (Amendment No. 2) of Ladder Capital Corp of our report dated December 23, 2013, relating to the statements of revenue and certain expenses of the Minneapolis Property for the year ended December 31, 2012, which report appears in this Form S-1 (Amendment No. 2) of Ladder Capital Corp filed on January 14, 2014. We also consent to the reference to us under the heading “Experts” in the Registration Statement.

Our report on the statement of revenue and certain expenses of the Minneapolis Property contains a paragraph that states the statement of revenue and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in Note 1 to the statement of revenue and certain expenses, and it is not intended to be a complete presentation of the Minneapolis Property revenue and expenses.

/s/ BAKER TILLY VIRCHOW KRAUSE, LLP

Minneapolis, Minnesota

January 14, 2014